Exhibit 10.1

Director Nomination Agreement

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of December 4, 2025 (the “Effective Date”) by and among CPI Card Group Inc., a Delaware corporation (the “Company”) and Tricor PMT25 Holdings Inc., a British Columbia corporation,  (the “Investor”).

WHEREAS, as of the date hereof, the Investor has acquired (the “Transaction”) approximately 17% of the Company’s common stock, par value $0.001 per share (the “Common Stock”) from Tricor Pacific Capital Partners (Fund IV), Limited Partnership, a British Columbia limited partnership (“Tricor Canada”), and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership, a Delaware limited partnership (“Tricor US” and, together with Tricor Canada, the “Tricor Funds”) ;

WHEREAS, this Agreement shall become effective (the “Effective Date”) upon the closing of the Transaction;

WHEREAS, the Tricor Funds and the Company are parties to that certain Director Nomination Agreement dated October 15, 2015 (the “Tricor Nomination Rights Agreement); and

WHEREAS, the Company has agreed to permit the Investor to designate persons for nomination for election to the board of directors of the Company (the “Board”) following the Effective Date on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

1.Board Nomination Rights.
(a)From the Effective Date until the date that the Investor ceases to Beneficially Own shares of Common Stock representing at least 10% of the total voting power of the then outstanding Common Stock, at every meeting of the Board, or a committee thereof, for which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, the Investor shall have the right to nominate for appointment or election to the Board, as applicable, such number of representatives (the “Investor Nominees”) equal to: (a) the product of (i) the percentage of the outstanding shares of Common Stock over which the Investor and the Tricor Funds collectively have direct voting control, multiplied by (ii) the total number of directors then serving on the Board, the product of which shall be rounded up in all cases to the nearest whole number of directors; minus (b) the greater of (i) the number of directors that the Tricor Funds are then entitled to nominate pursuant to the Tricor Nomination Rights Agreement and (ii) the number of Tricor Fund nominees then serving on the Board; provided, that if the result of the foregoing calculation is less than zero, the Investor shall not be entitled to nominate any directors pursuant to this Agreement.

“Beneficially Own” shall mean that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Company. No reduction in the number of shares of Common Stock over which the Investor retains voting control shall shorten the term of any incumbent director.

(b)For so long as the Investor Beneficially Owns (as defined herein) at least 10% of the outstanding Common Stock, and in the event that any Investor Nominee shall cease to serve for any reason, the Investor shall be entitled to nominate such person’s successor in accordance with this Agreement.
(c)The Investor will submit all Investor Nominees nominated under Section 1(a) or 1(b) above to the Chair of the Board’s Nominating and Governance Committee (the “NGC”).  The NGC and the Board will review each Investor Nominee under the qualifications, expertise, business experience, skills, and other criteria, including under applicable law and the rules of any securities exchange on which the Company’s securities are then listed, as deemed appropriate by the Board.  Based on such review, the Board may accept or reject each Investor Nominee in its reasonable discretion subject to its fiduciary duties.  If an Investor Nominee is not accepted by the Board, or is otherwise not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Investor shall be entitled to designate promptly another nominee for evaluation by the NCG and Board in accordance with this Section and the director position for which the original Investor Nominee was nominated shall not be filled pending such designation.
(d)The Company shall use its best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Investor and the Company’s Fourth Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.
2.Company Obligations. The Company agrees to ensure that prior to the date that the Investor ceases to collectively Beneficially Own shares of Common Stock representing at least 10% of the total voting power of the then outstanding Common Stock, (i) each approved Investor Nominee is included in the Board’s slate of nominees to the stockholders for each election of directors; and (ii) each approved Investor Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

3.Committees. For so long as the Investor and the Tricor Funds collectively Beneficially Own (as defined herein) at least 10% of the outstanding Common Stock, the Board will take all necessary action to appoint at least one individual designated by either the Investor or the Tricor Funds to each committee of the Board then in existence and as deemed appropriate by the Board in its reasonable discretion subject to its fiduciary duties, and provided that such individual is a director who is eligible to serve on the applicable committee under applicable law, the rules of any securities exchange on which the Company’s securities are then listed, and proxy advisory firm standards.
4.Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Investor, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
5.Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Investor may assign this Agreement to Tricor Pacific Capital Inc., a British Columbia corporation, or any of its wholly-owned subsidiaries or successors who acquires the Investor’s Beneficial Ownership in the Common Stock, upon written notice to, but without the prior written consent of, the Company.

6.Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

7Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

8.Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 15, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

9.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

10.Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof.

11.Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

12.Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

14.Specific Performance. Each of the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

15.Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

CPI Card Group Inc.
10368 West Centennial Road
Littleton, Colorado 80127
Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):

Freshfields US LLP
3 World Trade Center, 175 Greenwich Street 51st Floor
New York, NY 10007
Attention: Pamela Marcogliese, Jacqueline Marino

If to the Investor or any Investor Nominee:

Tricor PMT25 Holdings Inc.

401 West Georgia Street, Suite 1858

Vancouver, BC V6B 5A1

Attention: Shawn Lewis, Director

With a copy to (which shall not constitute notice):

Bryan & Company LLP

10180 101 Street Northwest, 2900 Manulife Place

Edmonton, AB T5J 3V5

Attention: Rob Bruggeman

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 15 during regular business hours.

16Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CPI CARD GROUP INC.

By:	/s/ John Lowe
Name:	John Lowe
Title:	Chief Executive Officer

TRICOR PMT25 HOLDINGS INC.

By:	/s/ Shawn Lewis
Name:	Shawn Lewis
Title:	Director

[Signature Page to Director Nomination Agreement]